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                                                                    EXHIBIT 23.7


[Goldman, Sachs & Co. Letterhead]


PERSONAL AND CONFIDENTIAL
-------------------------



October 16, 1998



Board of Directors
FirstMerit Corporation
111 Cascade Plaza
Akron, Ohio  44308-1103

Re: Joint Proxy and Registration Statement (File No. 333-63797) of FirstMerit Corporation


Ladies and Gentlemen:

Reference is made to our opinion letter dated October 20, 1998 as to the fairness from a financial point of view to FirstMerit Corporation ("FirstMerit" or the "Company") of the exchange ratio of 1.32 shares of common stock, no par value, of FirstMerit to be paid by the Company for each outstanding share of Common Stock, par value $1.00 per share, of Signal Corp ("Signal") pursuant to the merger of Signal into the Company contemplated by the Agreement of Affiliation and Plan of Merger, dated as of August 10, 1998, by and between Signal and the Company.

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - Opinion of Financial Advisors - FirstMerit" and "BACKGROUND OF AND REASONS FOR MERGER - Opinion of FirstMerit's Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 on the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)